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                                                                      Exhibit 11

                    POTASH CORPORATION OF SASKATCHEWAN INC.
                       COMPUTATION OF PER SHARE EARNINGS

                    FOR THE QUARTER ENDED SEPTEMBER 30, 1998


  (Figures and amounts expressed in thousands, except per share and per option amounts)


                                                                         09-1998    09-1997
                                                                         -------    -------
A        Net Income as reported, Canadian GAAP.......................    $54,704    $71,418
B        Items adjusting net income..................................         --     (8,176)
C        Net income, US GAAP (A+B)...................................    $54,704    $63,242
D        Weighted average number of shares outstanding...............     54,235     53,724
E        Options outstanding to purchase equivalent shares...........      2,131      1,587
F        Average exercise price per option...........................    $ 71.27    $ 52.90
G        Average market price per share..............................    $ 63.98    $ 76.00
H        Period end market price per share...........................    $ 52.63    $ 78.50
I        Rate of Return available on option proceeds.................       0.05       0.05
CANADIAN GAAP
         Basic earnings per share (A/D)..............................    $  1.01    $  1.33
         Fully diluted earnings per share
J        Imputed earnings on options proceeds ((E*F*I)/4)............    $ 1,898    $ 1,049
         Fully diluted earnings per share ((A+J)/(D+E))..............    $  1.00    $  1.31
UNITED STATES GAAP
         Basic earnings per share (C/D)..............................    $  1.01    $  1.18
         Fully diluted earnings per share
K        Net additional shares issuable (E-(E*F/G))..................         --        482
         Fully diluted earnings per share (C/(D+K))..................    $  1.01    $  1.17


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